                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HYPERION 1997 TERM TRUST, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                         HYPERION 1997 TERM TRUST, INC.

               One Liberty Plaza o New York, New York 10006-1404

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                                               September 8, 1997

To the Stockholders:

     It is currently anticipated that Hyperion 1997 Term Trust, Inc. (the 'Trust') will terminate on or about its scheduled termination date, November 30, 1997. Nevertheless, it is still appropriate to hold the Annual Meeting of Stockholders of the Trust at The Millenium Hilton, 55 Church Street (next to the World Trade Center), New York, New York 10007, on Tuesday, October 14, 1997, at 9:00 a.m., for the following purposes:

          1. To elect directors (Proposal 1).

          2. To ratify or reject the selection of Price Waterhouse LLP as the independent accountants of the Trust for the fiscal year ending May 31, 1998 (Proposal 2).

          3. To transact any other business that may properly come before the meeting.

     The close of business on July 22, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                                          By Order of the Board of Directors,


                                          Patricia A. Sloan
                                          Secretary


                      WE NEED YOUR PROXY VOTE IMMEDIATELY.

YOU MAY THINK YOUR VOTE IS NOT IMPORTANT, BUT IT IS VITAL. THE MEETING OF STOCKHOLDERS OF THE TRUST WILL BE UNABLE TO CONDUCT ANY BUSINESS IF LESS THAN A MAJORITY OF THE SHARES ELIGIBLE TO VOTE IS REPRESENTED. IN THAT EVENT, THE TRUST, AT STOCKHOLDERS' EXPENSE, WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE TRUST TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD IMMEDIATELY. YOU AND ALL OTHER STOCKHOLDERS WILL BENEFIT FROM YOUR COOPERATION.

                      INSTRUCTIONS FOR SIGNING PROXY CARDS

     The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Trust involved in validating your vote if you fail to sign your proxy card properly.

     1. Individual Accounts. Sign your name exactly as it appears in the registration on the proxy card.

     2. Joint Accounts. Either party may sign, but the name of the party signing should conform exactly to the name shown in the registration.

     3. All Other Accounts. The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

REGISTRATION                                              VALID SIGNATURE
- --------------------------------------------------  ----------------------------
Corporate Accounts
     (1) ABC Corp.................................  ABC Corp.
     (2) ABC Corp.................................  John Doe, Treasurer
     (3) ABC Corp.
         c/o John Doe, Treasurer..................  John Doe
     (4) ABC Corp. Profit Sharing Plan............  John Doe, Trustee

Trust Accounts
     (1) ABC Trust................................  John B. Doe, Trustee
     (2) Jane B. Doe, Trustee u/t/d 12/28/78......  Jane B. Doe

Custodial or Estate Accounts
     (1) John B. Smith, Cust.
         f/b/o John B. Smith, Jr.
         UGMA.....................................  John B. Smith
     (2) John B. Smith............................  John B. Smith, Jr., Executor

                         HYPERION 1997 TERM TRUST, INC.

               One Liberty Plaza o New York, New York 10006-1404

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This proxy statement is furnished in connection with a solicitation by the Board of Directors of Hyperion 1997 Term Trust, Inc. (the 'Trust') of proxies to be used at the Annual Meeting of Stockholders of the Trust to be held at The Millenium Hilton, 55 Church Street (next to the World Trade Center), New York, New York 10007, at 9:00 a.m. on Tuesday, October 14, 1997 (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about September 8, 1997. Stockholders who execute proxies retain the right to revoke them by written notice received by the Secretary of the Trust at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR the election of the two nominees for director, and FOR the ratification of the selection of Price Waterhouse LLP as the independent accountants of the Trust for the fiscal year ending May 31, 1998. The close of business on July 22, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote for each share held. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matters submitted to stockholders for a vote. Broker non-votes will not be counted for purposes of determining the presence of a quorum or determining whether a proposal has been approved. On the record date there were 56,968,027 shares outstanding.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Trust's Articles of Incorporation provide that the Trust's Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the present directors in each class expire at the Annual Meeting in the year indicated or thereafter in each case when their respective successors are elected and qualified: Class I, 1997; Class II, 1998; and Class III, 1999. At each subsequent annual election, Directors chosen to succeed those whose terms are expiring will be identified as being of that same class and will be elected for a three-year term. The effect of these staggered terms is to limit the ability of other entities or persons to acquire control of the Trust by delaying the replacement of a majority of the Board of Directors.

     The terms of Harry E. Petersen, Jr. and Leo M. Walsh, Jr., the members of Class I, currently serving on the Board of Directors, expire at this year's Annual Meeting. The persons named in the accompanying form of proxy intend to vote at the Annual Meeting (unless directed not to so vote) for the re-election of Messrs. Petersen and Walsh. Each nominee has indicated that he will serve if elected, but if any nominee should be unable to serve, the proxy or proxies will be voted for any other person or persons, as the case may be, determined by the persons named in the proxy in accordance with their judgment.

     As described above, there are two nominees for election to the Board of Directors at this time. Proxies cannot be voted for a greater number of persons than the two nominees currently proposed to serve on the Board of Directors.

     The following table provides information concerning each of the seven members and nominees of the Board of Directors of the Trust:

                                                                                                     SHARES OF
                                                                                                   COMMON STOCK
                                                                                                   BENEFICIALLY
                                                                                                  OWNED DIRECTLY
                                                 PRINCIPAL OCCUPATION                            OR INDIRECTLY, ON
         NAME AND OFFICE                       DURING PAST FIVE YEARS,               DIRECTOR         MAY 31,
         WITH THE TRUST                      OTHER DIRECTORSHIPS AND AGE               SINCE         1997(**)
- ---------------------------------  ------------------------------------------------  ---------   -----------------
CLASS I NOMINEES TO SERVE UNTIL 2000 ANNUAL MEETING OF STOCKHOLDERS OR TERMINATION OF THE TRUST:

Harry E. Petersen, Jr. ..........  Director and/or Trustee of several investment     July 1992            200
  Director, Member of the            companies advised by Hyperion Capital
    Audit Committee                  Management, Inc. or by its affiliates
                                     (1992-Present). Director of Equitable Real
                                     Estate Hyperion Mortgage Opportunity Fund,
                                     Inc. and Equitable Real Estate Hyperion High
                                     Yield Commercial Mortgage Fund, Inc.
                                     (1995-Present). Senior Advisor to Potomac
                                     Babson, Inc. (1995-Present). Director of
                                     Lexington Corporate Properties, Inc.
                                     (1993-Present); Formerly, Consultant to Ad-
                                     visers Capital Management, Inc. (1992-1995).
                                     Consultant on public and private pension funds
                                     (1991-1993); President of Lepercq Realty
                                     Advisors (1988-1990). Member of Advisory
                                     Council of Polytechnic University. Age 72.

Leo M. Walsh, Jr. ...............  Director and/or Trustee of several investment     July 1992          1,000
  Director, Chairman of the          companies advised by Hyperion Capital
    Audit Committee                  Management, Inc. or by its affiliates
                                     (1989-Present). Director of Equitable Real
                                     Estate Hyperion Mortgage Opportunity Fund,
                                     Inc. and Equitable Real Estate Hyperion High
                                     Yield Commercial Mortgage Fund, Inc.
                                     (1995-Present). Financial Consultant for
                                     Merck-Medco Managed Care, L.L.C. (formerly

                                     Medco Containment Services, Inc.)
                                     (1994-Present). Formerly, Financial Consultant
                                     for Synetic, Inc., a manufacturer of porous
                                     plastic materials for health care uses
                                     (1989-1994); President, WW Acquisition Corp.
                                     (1989-1990); Senior Executive Vice President
                                     and Chief Operating Officer of The Equitable
                                     Life Assurance Society of the United States
                                     ('The Equitable') (1986-1988); Director of The
                                     Equitable and Chairman of Equitable Invest-
                                     ment Corporation, a holding company for The
                                     Equitable's investment oriented subsidiaries
                                     (1983-1988); Chairman and Chief Executive
                                     Officer of EQUICOR- Equitable HCA Corporation
                                     (1987-1988). Age 64.

                                                                                                     SHARES OF
                                                                                                   COMMON STOCK
                                                                                                   BENEFICIALLY
                                                                                                  OWNED DIRECTLY
                                                 PRINCIPAL OCCUPATION                            OR INDIRECTLY, ON
         NAME AND OFFICE                       DURING PAST FIVE YEARS,               DIRECTOR         MAY 31,
         WITH THE TRUST                      OTHER DIRECTORSHIPS AND AGE               SINCE         1997(**)
- ---------------------------------  ------------------------------------------------  ---------   -----------------
CLASS II DIRECTORS TO SERVE UNTIL 1998 ANNUAL MEETING OF STOCKHOLDERS OR TERMINATION OF THE TRUST:

Kenneth C. Weiss* ...............  President and Chief Executive Officer of Hy-      July 1992          5,646
  Director, Chairman of the          perion Capital Management, Inc. (February
    Board of Directors               1992-Present). Chairman of the Board,
                                     Director/ Trustee and/or officer of several
                                     investment companies advised by Hyperion
                                     Capital Management, Inc. or by its affiliates
                                     (February 1992-Present). Director and
                                     President of Equitable Real Estate Hyperion
                                     Mortgage Opportunity Fund, Inc. and Equitable
                                     Real Estate Hyperion High Yield Commercial
                                     Mortgage Fund, Inc. and their Investment
                                     Advisor (1995-Present). Formerly, Director of
                                     First Boston Asset Management (1988-February
                                     1992). Director of The First Boston Corpo-
                                     ration (until 1988). Age 45.

Lewis S. Ranieri* ...............  Chairman and Chief Executive Officer of Ranieri   July 1992          9,500
  Director                           & Co., Inc. (since 1988); in addition,
                                     President of LSR Hyperion Corp., a general
                                     partner of the limited partnership that is the

                                     general partner of Hyperion Partners L.P.
                                     ('Hyperion Partners') (since 1988). Director
                                     and Chairman of the Board of Hyperion Capital
                                     Management, Inc. (since 1989); Chairman of the
                                     Board and/or Director of several investment
                                     companies advised by Hyperion Capital
                                     Management, Inc. or by its affiliates (since
                                     1989); Director of Equitable Real Estate
                                     Hyperion Mortgage Opportunity Fund, Inc. and
                                     Equitable Real Estate Hyperion High Yield
                                     Commercial Mortgage Fund, Inc. (since 1995);
                                     Chairman of Bank United Corp., the parent of
                                     Bank United (formerly Bank United of Texas
                                     FSB) (since 1988) and Hyperion Credit Services
                                     Corp. (since 1992); Director and President of
                                     Hyperion Funding 1993 Corp., the general
                                     partner of the limited partnership that is the
                                     general partner of Hyperion 1993 Fund L.P.;
                                     and also Chairman and President of various
                                     other direct and indirect subsidiaries of
                                     Hyperion Partners (since 1989). Formerly, Vice
                                     Chairman of Salomon Brothers Inc (until 1987).
                                     Age 50.

                                                                                                     SHARES OF
                                                                                                   COMMON STOCK
                                                                                                   BENEFICIALLY
                                                                                                  OWNED DIRECTLY
                                                 PRINCIPAL OCCUPATION                            OR INDIRECTLY, ON
         NAME AND OFFICE                       DURING PAST FIVE YEARS,               DIRECTOR         MAY 31,
         WITH THE TRUST                      OTHER DIRECTORSHIPS AND AGE               SINCE         1997(**)
- ---------------------------------  ------------------------------------------------  ---------   -----------------
Patricia A. Sloan* ..............  Managing Director of Ranieri & Co., Inc.          July 1992            300
  Director, Secretary                (1988-Present). Secretary, Director and/or
                                     Trustee of several investment companies
                                     advised by Hyperion Capital Management, Inc.
                                     (1989-Present). Director of Bank United Corp.,
                                     the parent of Bank United (formerly Bank
                                     United of Texas FSB) (1988-Present). Formerly,
                                     Director of the Financial Institutions Group
                                     of Salomon Brothers Inc (1972-1988). Age 53.

CLASS III DIRECTORS TO SERVE UNTIL 1999 ANNUAL MEETING OF STOCKHOLDERS OR TERMINATION OF THE TRUST:
Rodman L. Drake .................  President, Mandrake Group (1993-Present).         July 1992            209

  Director, Member of the            Director and/or Trustee of several investment
    Audit Committee                  companies advised by Hyperion Capital
                                     Management, Inc. (1989-Present). Formerly,
                                     Co-Chairman of KMR Power Corporation
                                     (1993-1997); Formerly, Consultant to
                                     Rockefeller & Co., Inc. (1990-1996); Managing
                                     Director and Chief Executive Officer of Cresap
                                     (1980-1990). Trustee of Excelsior Funds.
                                     Director, Parsons Brinckerhoff, Inc. and Latin
                                     American Growth Fund, Inc. Age 54.

Garth Marston ...................  Managing Director of M.E. Associates, a fi-       July 1992              0
  Director, Member of the            nancial consulting group (1986-Present).
    Audit Committee                  Director and/or Trustee of several investment
                                     companies advised by Hyperion Capital
                                     Management, Inc. (1989-Present). Currently, a
                                     member of the Board of Managers of the Sun
                                     Life Assurance Company of Canada (U.S.).
                                     Formerly, Director and interim Chief Executive
                                     Officer of Florida Federal Savings
                                     (1986-1988); Chairman of the Board and Chief
                                     Executive Officer of The Provident Institution
                                     for Savings (1979-1986); Special Assignment
                                     regarding partially call protected Mortgage-
                                     Backed Securities for Salomon Brothers Inc
                                     (1987). Age 70.

- ------------------
 * Interested persons as defined in the Investment Company Act of 1940, as amended (the '1940 Act'), because of affiliations with Hyperion Capital Management, Inc., the Trust's Investment Advisor.

** The holdings of no director or nominee represented more than 1% of the outstanding shares of the Trust.

     OFFICERS OF THE TRUST. The officers of the Trust are chosen each year at the first meeting of the Board of Directors of the Trust following the Annual Meeting of Stockholders, to hold office at the discretion of the Board of Directors until the meeting of the Board following the next Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors has elected five officers of the Trust. Except where dates of service are noted, all officers listed below served as such throughout the 1997 fiscal year. The following sets forth information concerning each officer of the Trust who served during all or part of the last fiscal year of the Trust:

NAME AND
PRINCIPAL OCCUPATION                                                    OFFICE          AGE    OFFICER SINCE

- --------------------------------------------------------------  ----------------------  ---   ---------------
Kenneth C. Weiss                                                Chairman                45       July 1992
  President and Chief Executive Officer of Hyperion
    Capital Management, Inc.; See information under 'ELECTION
    OF DIRECTORS.'

Louis C. Lucido                                                 President               48       July 1992
  Managing Director and Chief Operating Officer                                                  (resigned
    of Hyperion Capital Management, Inc. (February 1992-June                                    June 1997)
    1997). President of several investment companies advised
    by Hyperion Capital Management, Inc.(1992-June 1997).
    Formerly, Senior Vice President and Director, Progressive
    Capital Management, Inc. (1991-February 1992); Senior Vice
    President and Manager, Donaldson Lufkin & Jenrette
    (1988-1991); Vice President, Smith Barney, Harris Upham &
    Co., Inc. (1987-1988); Vice President, Merrill Lynch,
    Pierce, Fenner & Smith (1981-1987).

Clifford E. Lai                                                 President               43       June 1997
  Managing Director and Chief Investment Officer,
    Hyperion Capital Management, Inc. (March 1993-Present).     Senior Vice President          (April 1993 -
    Formerly, Managing Director and Chief Investment                                            June 1997)
    Strategist for Fixed Income, First Boston Asset Management
    (1989-1993); Vice President, Morgan Stanley & Co.
    (1987-1989).

Patricia A. Botta                                               Vice President          40     December 1996
  Director of Hyperion Capital Management, Inc.
    (1989-Present). Formerly, with the Davco Group (1988-1989)
    and with Salomon Brothers Inc (1986-1988).

L. David Ricci                                                  Vice President          34    September 1994
  Vice President of Hyperion Capital Management, Inc.                                            (resigned
    (1992-Present). Formerly, Senior Securities Analyst of                                      June 1996)
    Teachers Insurance and Annuity Association (1988-1991).

Patricia A. Sloan                                               Secretary               53       July 1992
  Managing Director of Ranieri & Co., Inc.
    (1988-Present); See information under 'ELECTION OF
    DIRECTORS.'

NAME AND
PRINCIPAL OCCUPATION                                                    OFFICE          AGE    OFFICER SINCE
- --------------------------------------------------------------  ----------------------  ---   ---------------
Joseph W. Sullivan                                                    Treasurer         40    September 1995

  Vice President of Hyperion Capital Management, Inc.
    (August 1995-Present). Treasurer of several investment companies advised by Hyperion Capital Management, Inc. or by its affiliates (September 1995-Present). Formerly, Vice
    President in Merrill Lynch & Co.'s Investment Banking
    Division; Treasurer and Chief Financial Officer of several
    Merrill Lynch subsidiaries, responsible for all financial reporting, accounting, ministerial and administrative services (1990-1995); Assistant Vice President of Standard
    & Poor's Debt Rating Group (1988-1990); Assistant Vice
    President and Operations Controller of Shearson Lehman
    Hutton, Inc., engaged in the identification, analysis and financial administration of public and private real estate investment programs (1983-1987). A Licensed Certified
    Public Accountant since 1981.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AT JUNE 30, 1997

                                                                              PERCENT
                         NAME AND ADDRESS OF         AMOUNT AND NATURE OF       OF
  TITLE OF CLASS          BENEFICIAL OWNER           BENEFICIAL OWNERSHIP      CLASS      SOURCE
- ------------------  -----------------------------    --------------------     -------     ------
                    Lowe, Brockenbrough &                4,956,200 shares       8.7%        13G
Common Stock        Tattersall, Inc.
                    6620 West Broad Street
                    Suite 300
                    Richmond, Virginia 23230

     At May 31, 1997, directors and officers of the Trust as a group owned beneficially less than 1% of the outstanding shares of the Trust. No person, other than those listed above, to the knowledge of management, owned beneficially more than 5% of the Trust's outstanding shares at that date. The business address of the Trust and its officers and directors is One Liberty Plaza, New York, New York 10006-1404.

     INTERESTED PERSONS. Mr. Ranieri serves as a Director and Chairman of the Board of the Advisor and Mr. Weiss serves as a Director, President and Chief Executive Officer of the Advisor. Ms. Sloan is a special limited partner of Hyperion Ventures, the sole general partner of Hyperion Partners L.P., of which the Advisor is a wholly-owned subsidiary. As a result of their service with the Advisor and certain affiliations with the Advisor as described below, the Trust considers Messrs. Ranieri and Weiss and Ms. Sloan to be 'interested persons' of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

     COMMITTEES AND BOARD OF DIRECTORS' MEETINGS. The Trust has a standing Audit Committee presently consisting of Messrs. Walsh, Drake, Petersen and Marston, all of whom are members of the Board of Directors and are currently non-interested persons of the Trust. The principal functions of the Trust's Audit Committee are to recommend to the Board the appointment of the Trust's accountants, to review with the accountants the scope and anticipated costs of their audit and to receive and consider a report from the accountants concerning their results of the audit, including any comments or recommendations they might want to make in that connection. During the last fiscal year of the Trust, the full Board of Directors met six times, and the Audit Committee met one time. All of the directors, except

Mr. Marston, attended the Audit Committee meeting and at least 75% of the aggregate of the Board meetings and the Audit Committee meeting. The Trust has no nominating, compensation or similar committees.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS. No remuneration was paid by the Trust to persons who were directors, officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof for their services as directors or officers of the Trust. Each director of the Trust, other than those who are officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof, is entitled to receive a fee of $7,500 per year plus $1,000 for each Board of Directors' meeting attended. Members of the Audit Committee receive $750 for each Audit Committee meeting attended, other than meetings held on days when there is also a directors' meeting.

                         DIRECTORS' COMPENSATION TABLE
                   FOR THE TWELVE MONTH PERIOD ENDED 5/31/97

                                                 TOTAL DIRECTORS'
                                  DIRECTORS'       COMPENSATION
                                 COMPENSATION     FROM THE TRUST
                                   FROM THE        AND THE FUND
                                    TRUST            COMPLEX
                                 ------------    ----------------
Rodman L. Drake...............     $ 13,500          $ 55,750
Garth Marston.................       10,500            48,750
Harry E. Petersen, Jr.........       13,500            55,750
Leo M. Walsh, Jr..............       13,500            55,750
                                 ------------    ----------------
                                   $ 51,000          $216,000
                                 ------------    ----------------
                                 ------------    ----------------

REQUIRED VOTE

     Election of the listed nominees for director requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Trust present or represented by proxy at the Annual Meeting.

                    PROPOSAL 2: RATIFICATION OR REJECTION OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Trust will consider, and it is expected that they will recommend, the selection of Price Waterhouse LLP as independent accountants of the Trust for the fiscal year ending May 31, 1998 at a meeting scheduled to be held on September 23, 1997. The appointment of independent accountants is approved annually by the Audit Committee of the Board of Directors and is subsequently submitted to the stockholders for ratification or rejection. The Trust has been advised by Price Waterhouse LLP that at May 31, 1997 neither that firm nor any of its partners had any direct or material indirect financial interest in the Trust. A representative of Price Waterhouse LLP will be at the meeting to answer questions concerning the Trust's financial statements and will have an opportunity to make a statement if he or she chooses to do so.

REQUIRED VOTE

     Ratification of the selection of Price Waterhouse LLP as independent accountants of the Trust requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Trust present or represented by proxy at the Annual Meeting.

                             ADDITIONAL INFORMATION

INVESTMENT ADVISOR

     The Trust has engaged Hyperion Capital Management, Inc., the Advisor, to provide professional investment management for the Trust pursuant to an Advisory Agreement dated September 29, 1993. The Advisor is a Delaware corporation which was organized in February 1989. The Advisor is a registered investment advisor under the Investment Advisors Act of 1940, as amended. The business address of the Advisor and its officers and directors is One Liberty Plaza, New York, New York 10006-1404. The Trust has also engaged Hyperion Capital Management, Inc. as the Trust's administrator. The administrator's address is the same as that of the Advisor.

     The Advisor is a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ('Hyperion Partners'). The sole general partner of Hyperion Partners is Hyperion Ventures L.P., a Delaware limited partnership ('Hyperion Ventures'). Corporations owned principally by Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are the general partners of Hyperion Ventures. Lewis S. Ranieri, a former Vice Chairman of Salomon Brothers Inc ('Salomon Brothers'), is the Chairman of the Board of the Advisor and a Director of the Trust. Messrs. Salvatore Ranieri and Shay are directors of the Advisor, but have no other positions with either the Advisor or the Trust. Messrs. Salvatore Ranieri and Shay are principally engaged in the management of the affairs of Hyperion Ventures and its affiliated entities. Since January 1, 1990, Patricia A. Sloan, Secretary of the Trust, has been a special limited partner of Hyperion Ventures and since July 1993 she has been a limited partner of Hyperion Partners. Mr. Weiss, Chairman of the Board, and Mr. Lai, President of the Trust, are employees of the Advisor, and each may be entitled, in addition to receiving a salary from the Advisor, to receive a bonus based upon a portion of the Advisor's profits, including any profit from a sale of the Advisor. Mr. Sullivan, Treasurer of the Trust, is also an employee of the Advisor. The business address of Hyperion Partners and Hyperion Ventures is 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, New York 11553.

     The Advisor provides advisory services to several other registered investment companies and one offshore fund, all of which invest in mortgage-backed securities. Its management includes several individuals with extensive experience in creating, evaluating and investing in Mortgage-Backed Securities, Derivative Mortgage-Backed Securities and Asset-Backed Securities, and in using hedging techniques. Lewis S. Ranieri, Chairman of the Advisor and a Director of the Trust, was instrumental in the development of the secondary mortgage-backed securities market and the creation and development of secondary markets for conventional mortgage loans, CMOs and other mortgage-related securities. While at Salomon Brothers, Mr. Ranieri directed that firm's activities in the mortgage, real estate and government guaranteed areas. Kenneth C. Weiss, President and Chief Executive Officer of the Advisor and Chairman of the Board of the Trust, was a Director of First Boston Asset Management Corporation and was a Director of The First Boston Corporation. Clifford E. Lai, Chief Investment Officer of the Advisor and President of the Trust, was Managing Director and Chief Investment Strategist for Fixed Income for First Boston Asset Management Corporation.

     On June 14, 1996, the Trust announced that in light of the current market environment, and the Trust's scheduled termination date of November 30, 1997, the Trust's Investment Advisor had determined that the amount of portfolio risk required during the remaining term of the Trust to attain the $10.00 per share terminal date objective would, in its view, be inappropriate for the Trust and its shareholders. Accordingly, it is unlikely that the Trust will achieve its objective to return $10.00 per share by the scheduled termination date.

     On July 16, 1996, the Trust announced the following actions aimed at increasing shareholder value. Specifically, the Board of Directors authorized the Trust to purchase and retire up to 25% of its outstanding shares, or approximately 15.1 million of the Trust's shares in the open market. In accordance with the Board's resolution and applicable regulatory requirements, shares will be repurchased at levels below the current net asset value ('NAV'), inclusive of transaction costs. By doing so, the Trust will attempt to capture the price difference between the market price and the Trust's current NAV. This program is designed to attempt to reduce the discount on the Trust's shares between its stock market price and NAV. During the year ended May 31, 1997, the Trust repurchased 3,587,200 shares of its outstanding common stock at a cost of $25,239,535 and at an average discount of 3.61% from its net asset value per share. From the inception of the Trust through May 31, 1997, the Trust repurchased 3,642,500 shares of its outstanding common stock or 6%. However, due to the market price of the stock being very close to its NAV in recent months as well as other market conditions, the Trust has not repurchased any of its common stock in recent months. Given the Trust's short remaining time to its scheduled termination date of November 30, 1997, the Advisor has increased the Trust's investments in fixed-maturity securities that will mature on or about the Trust's termination date. This has limited the Trust's exposure to NAV volatility caused by interest rate movements and will continue to do so during the Trust's remaining life. In light of the reduced profile of the Trust's investment activities, the Advisor has reduced its investment advisory fee from 50 basis points (.50%) per annum to 20 basis points (.20%) per annum, an effective 30 basis points reduction per annum.

INVESTMENT ADVISORY AGREEMENT

     On September 17, 1996, the Board of Directors of the Trust, including those persons identified as interested persons and a majority of the directors who are not parties to the Advisory Agreement or interested persons (as such term is defined in the 1940 Act) of any such party (the 'Disinterested Directors'), approved extension of the revised Advisory Agreement through September 30, 1997. At the time of the Board's approval of the latest extension of the Advisory Agreement, Messrs. Lewis Ranieri, Weiss and Ms. Sloan were interested persons of the Trust. The Advisory Agreement was last submitted to a vote of the Stockholders of the Trust at the Annual Meeting of the Stockholders of the Trust held on

September 29, 1993. At that meeting, the Stockholders approved the continuance of the revised Advisory Agreement. The Advisory Agreement provides that it will continue from year to year, but only so long as such continuation is specifically approved at least annually by both (1) the vote of a majority of the Board of Directors or the vote of a majority of the outstanding voting securities of the Trust (as provided in the 1940 Act) and (2) by the vote of a majority of the Disinterested Directors cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated at any time without the payment of any penalty, upon the vote of a majority of the Board of Directors or a majority of the outstanding voting securities of the Trust or by the Advisor, on 60 days' written notice by either party to the other. The Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder). The Board of Directors will consider continuance of the Advisory Agreement until October 1, 1998 at a meeting scheduled for September 23, 1997.

     Pursuant to the Advisory Agreement, the Trust has retained the Advisor to manage the investment of the Trust's assets and to provide such investment research, advice and supervision, in conformity with the Trust's investment objective and policies, as may be necessary for the operations of the Trust.

     The Advisory Agreement provides, among other things, that the Advisor will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all salaries of the Trust's directors and officers who are affiliated persons (as such term is defined in the 1940 Act) of the Advisor. The Advisory Agreement provides that the Trust shall pay to the Advisor a monthly fee for its services which is equal to .50% per annum of the Trust's average weekly net assets, which, for purposes of determining the Advisor's fee, shall be the average weekly value of the total assets of the Trust, minus the sum of accrued liabilities (including accrued expenses) of the Trust and any declared but unpaid dividends on the Common Shares and any Preferred Shares (if such shares are issued in the future) and any accumulated dividends on any Preferred Shares (but without deducting the aggregate liquidation value of any Preferred Shares). On July 16, 1996, the Advisor agreed to reduce its investment advisory fee from 50 basis points (.50%) per annum to 20 basis points (.20%) per annum, an effective 30 basis points reduction per annum. Investment advisory fees earned by the Trust to the Advisor during the last fiscal year of the Trust amounted to $1,003,190.

ADMINISTRATION AGREEMENT

     The Trust has entered into an Administration Agreement with Hyperion Capital Management, Inc. (the 'Administrator'). The Administrator performs administrative services necessary for the operation of the Trust, including maintaining certain books and records of the Trust, and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and provides the Trust with administrative office facilities. For these services, the Trust pays a monthly fee at an annual rate of 0.17% of the first $100 million of the Trust's average weekly net assets, 0.145% of the next $150 million and 0.12% of any amounts above $250 million. For the year ended May 31, 1997, the Administrator earned $595,790 in Administration fees. In addition, the Administrator has entered into Administration Agreements with the other investment companies listed on the following page, generally under the same fee structure as noted above. The only exception is the fee structure for services rendered to the Hyperion Total Return Fund, Inc., which stipulates a fee paid monthly at an annual rate of 0.20% of its average weekly assets.

INVESTMENT COMPANIES MANAGED BY HYPERION CAPITAL MANAGEMENT, INC.

     In addition to acting as advisor to the Trust, Hyperion Capital Management, Inc. acts as investment advisor to the following other investment companies at the indicated annual compensation.

                                                                                       APPROXIMATE NET
                                                                                          ASSETS AT
                                                                                           MAY 31,
            NAME OF FUND                          INVESTMENT ADVISORY FEE                   1997
- -------------------------------------  ----------------------------------------------  ---------------
                                                                                        (in Millions)
The Hyperion Total Return Fund, Inc.*  0.65% of the Fund's average weekly net assets       $ 252.3

Hyperion 1999 Term Trust, Inc.         0.50% of the Trust's average weekly net assets        437.6

Hyperion 2002 Term Trust, Inc.         0.50% of the Trust's average weekly net assets        283.4


Hyperion 2005 Investment Grade
  Opportunity Term Trust, Inc.         0.65% of the Trust's average weekly net assets        176.2

- ------------------
 * The Advisor and The Hyperion Total Return Fund, Inc. (the 'Fund') have entered into a sub-advisory agreement with Pacholder Associates, Inc., an Ohio corporation organized in 1983, to serve as an investment advisor with respect to a portion of this Fund's assets.

BROKERAGE COMMISSIONS

     Because it buys its portfolio securities in dealer markets, the Trust did not pay any brokerage commissions on its securities purchases during its last fiscal year. The Trust paid an aggregate of $12,000 in futures and options commissions during the last fiscal year, all of which were paid to entities that are not affiliated with the Trust or the Advisor.

     The Advisor has discretion to select brokers and dealers to execute portfolio transactions initiated by the Advisor and to select the markets in which such transactions are to be executed. The Advisory Agreement provides, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Advisor is to seek the best combination of net price and execution for the Trust. It is expected that securities will ordinarily be purchased in primary markets, and that in assessing the best net price and execution available to the Trust, the Advisor will consider all factors it deems relevant, including the price, dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operation facilities and the firm's risk in positioning the securities involved. Transactions in foreign securities markets may involve the payment of fixed brokerage commissions, which are generally higher than those in the United States.

     In selecting brokers or dealers to execute particular transactions and in evaluating the best net price and execution available, the Advisor is authorized to consider 'brokerage and research services' (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). The Advisor is also authorized to cause the Trust to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Advisor must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Advisor exercises investment discretion. Research services furnished by brokers through whom the Trust effects securities transactions may be used by the Advisor in servicing all of the accounts for which investment discretion is exercised by the Advisor, and not all such services may be used by the Advisor in connection with the Trust.

COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's officers and directors, and persons who own more than ten percent of a registered class of the Trust's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Trust and written representations from certain reporting persons that all applicable filing requirements for such persons had been complied with, the Trust believes that, during the fiscal year ended May 31, 1997, all filing requirements applicable to the Trust's officers, directors, and greater than ten-percent beneficial owners were complied with.

LITIGATION

     During the months of October and November 1993, purported class action lawsuits were instituted against the Trust and its directors, officers and underwriters by certain shareholders of the Trust in the United States District Court, Southern District of New York. The plaintiffs in those actions generally alleged that the defendants made inadequate and misleading disclosure in the registration statement and prospectus for the Trust, in particular, as such disclosure relates to the nature and risks of 'interest-only mortgage strip securities' and the Trust's investments in those instruments. A Pre-Trial Order of Consolidation dated December 27, 1993 consolidated these and other actions under the consolidated caption In re: Hyperion Securities Litigation Master File No. 93-CIV-7179 (MBM). Pursuant to the terms of the Order of Consolidation, one consolidated amended complaint was served upon the Trust and the other defendants which superseded all other complaints previously filed. The Advisor was added as a defendant in that complaint. On April 8, 1994, the defendants moved to dismiss the consolidated complaint. Pursuant to an order dated October 3, 1994, the Court stayed all discovery in the Action except for certain limited document discovery. In November 1994, while the motion to dismiss was still pending, plaintiffs filed a second consolidated amended complaint which superseded the first amended complaint. The allegations in the second consolidated amended complaint relate to the accuracy of the defendants' representations to investors about the Trust's investment objectives, and level and adequacy of the disclosure in the prospectus for the Trust used in connection with its initial public offering. Defendants moved to dismiss the second consolidated amended complaint in December 1994. Judge Michael B. Mukasey issued an opinion and order dated July 12, 1995 dismissing the second consolidated amended complaint without leave to replead. The plaintiffs filed a motion to reargue on July 27, 1995 and Judge Mukasey denied the motion to reargue on September 6, 1995. Plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit on August 17, 1995. On October 15, 1996, a three judge panel of the Court of Appeals for the Second Circuit in a two to one vote affirmed Judge Michael B. Mukasey's July 12, 1995 opinion and order dismissing with prejudice plaintiffs' second consolidated amended complaint for failure to identify any misrepresentations or misleading omissions in the registration statement and prospectus for the Trust. Appellants filed a petition for rehearing and suggestion for rehearing in banc by the entire appellate court on October 29, 1996. On January 7, 1997, the appellate court denied the appellants' petition for rehearing in banc. On April 7, 1997, plaintiffs filed a petition for a writ of certiorari in the Supreme Court of the United States. On May 8, 1997, the defendants filed briefs in opposition to the petition for a writ of certiorari in the Supreme Court of the United States. On June 9, 1997, the Supreme Court of the United States denied the petition for a writ of certiorari in Hyperion Securities Litigation, (under the name Marilyn Okley, et al v. Hyperion 1999 Term Trust, Inc., et al), and no further appeals are possible.

     The Trust, its directors, certain of its officers and underwriters and the Advisor have been named as defendants in Moelis v. Hyperion 1997, et al (hereafter referred to as 'Moelis'), a purported class action originally filed on May 6, 1994 and amended shortly thereafter in the United States District Court, Southern District of New York, Index No. 94-CIV-3328 (MBM). The claims in the Moelis complaint allege, among other things, (i) that the prospectus and several post-issuance reports and public statements were misleading by not disclosing all of the risks involved in the Trust's investments in certain mortgage-backed securities including 'interest-only strips', and (ii) that the Trust would invest or had invested in U.S. Treasury Note commodity futures contracts in violation of the Trust's investment objectives. The Moelis complaint also alleges that it was false and misleading for the prospectus to state that 'under current market conditions, the Trust does not intend to engage in any futures, options or interest rate hedging transactions'. Plaintiff agreed that the defendants need not respond to any of the claims in the Moelis complaint pending the District Court's disposition of the motion to dismiss In re: Hyperion Securities Litigation. Subsequent to the court's dismissal of the second consolidated amended complaint In re: Hyperion Securities Litigation, plaintiff sought leave to file a second amended complaint. Leave to do so was granted orally by the Court on October 23, 1995, and the second amended complaint was served on February 6, 1997. On April 4, 1997, defendants filed a motion to dismiss the second amended complaint.

     On August 4, 1997, the U.S. District Court for the Southern District of New York entered an order preliminarily approving the settlement of the Moelis class action pending against the defendants. The settlement is subject to final approval by the court after its October 16, 1997 settlement hearing, as well as other conditions. The settlement provides for a cash payment of $5,000,000 before plaintiff's legal fees and other costs. The settlement amount (none of which is being paid by the Trust) will be allocated among persons and entities who are not excluded and who purchased the Trust's common stock at any time between issuance on October 23, 1992 and October 8, 1993. Notice has been sent by plaintiff's counsel to all persons and entities that can be identified as being entitled to share in the settlement payment. The defendants continue to assert that the claims are without merit and believe that the proposed settlement would be beneficial to the Trust.

     The Trust, certain of its directors, and the Advisor have been named as defendants in Karpus v. Hyperion Capital Management, Inc., et al, a purported class action brought on behalf of Trust's shareholders that was filed in the

United States District Court, Southern District of New York on June 21, 1996 (File No. 96-CIV-4671). Plaintiff's original complaint was dismissed by the District Court on November 15, 1996, with leave to replead. The amended complaint alleged (as did the original) that the Trust failed to adhere to a fundamental policy set forth in the registration statement by failing to continue to reduce the sensitivity to changes in interest rates of the Trust portfolio beginning in mid-1995, that this failure was reckless behavior on the part of the defendants, and that these actions constitute a violation of the 1940 Act and are also breaches of fiduciary duty and trust. On April 2, 1997, Judge Shira A. Scheindlin of the District Court dismissed with prejudice the amended complaint. Plaintiff failed to file an appeal within the time permitted for such filing.

     Pursuant to the Underwriting Agreement between the Trust and its underwriters, the Trust and the Advisor have jointly and severally agreed to indemnify the underwriters for their liabilities, losses and costs directly related to certain contents of the prospectus and registration statement of the Trust. The underwriters have provided notification to the Trust and the Advisor that they intend to exercise their rights of indemnification in the event that they are subject to liabilities, costs or losses that are covered by the indemnity. In addition, pursuant to the Investment Advisory Agreement between the Trust and the Advisor, the Advisor is indemnified for all of its liabilities, losses and costs in connection with any matter involving the Trust, except for actions relating to the gross negligence, willful malfeasance or fraud of the Advisor. In addition, the Trust's Articles of Incorporation provide for the indemnification of its Directors. The Trust's Directors and Advisor have also notified the Trust of their intention to seek indemnification. The Trust has incurred litigation expenses for the year ended May 31, 1997 to the indemnified parties noted above, based upon amounts which are deemed reimbursable in accordance with the indemnification provisions. Pursuant to these indemnification provisions, the Trust reimbursed $749,795 of litigation expenses to the Advisor during the year ended May 31, 1997. This amount was previously advanced by the Advisor on behalf of the Trust, its directors, certain of its officers and underwriters. The Trust has included these amounts in legal fees.

                                 OTHER BUSINESS

     The Board of Directors of the Trust does not know of any other matter which may come before the meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter.

                   PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

     It is expected that the Trust will terminate on or about November 30, 1997, but in the event that it does not, all proposals by stockholders of the Trust that are intended to be presented at the Trust's next Annual Meeting of Stockholders to be held in 1998 must be received by the Trust for inclusion in the Trust's proxy statement and proxy relating to that meeting no later than April 30, 1998.

                         EXPENSES OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing material in connection with this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, proxies may be solicited personally by regular employees of the Trust, Hyperion Capital Management, Inc., or Corporate Investor Communications, Inc., paid solicitors for the Trust, or by telephone or telegraph. The anticipated cost of solicitation by the paid solicitors will be nominal. The Trust's agreement with Corporate Investor Communications, Inc. provides that such paid solicitors will perform a broker search and deliver proxies in return for the payment of their fee plus the expenses associated with this proxy solicitation. Brokerage houses, banks and other fiduciaries will be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and they will be reimbursed by the Trust for out-of-pocket expenses incurred in this connection.


September 8, 1997

                       HYPERION 1997 TERM TRUST, INC.

                 PROXY SOLICITED ON BEHALF OF THE DIRECTORS

      The undersigned hereby appoints Lewis S. Ranieri, Kenneth C. Weiss, Joseph W. Sullivan, and Patricia A. Sloan, and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation to represent the undersigned and to vote on behalf of the undersigned all shares of Hyperion 1997 Term Trust, Inc. (the "Trust") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Trust to be held at The Millenium Hilton, 55 Church Street (next to the World Trade Center), New York, New York 10007, on Tuesday, October 14, 1997 at 9:00 a.m., and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power of authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.




                                                 NOTE: Please sign exactly as
                                                 your name appears on the Proxy.
                                                 If joint owners, EITHER may
                                                 sign this Proxy. When signing
                                                 as attorney, executor,
                                                 administrator, trustee,
                                                 guardian or corporate officer,
                                                 please give full title.


                                                 Date                   , 1997


                                                 Signature(s), (Title(s), if
                                                 applicable)

                                                 PLEASE SIGN, DATE, AND RETURN
                                                 PROMPTLY IN THE ENCLOSED
                                                 ENVELOPE



I PLAN DO NOT PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 14, 1997

      Please indicate your vote by an "X" in the appropriate box below. This Proxy, if properly executed, will be voted in the manner directed by the stockholder. If no direction is made, this Proxy will be voted FOR election of the nominees as Directors in Proposal 1 and FOR Proposal 2. Please refer to the Proxy Statement for a discussion of the Proposals.

1.    ELECTION OF DIRECTORS:   FOR all nominees listed (except
                               as marked to the contrary below)    WITHHOLD  authority  to
                                                                   vote for all nominees

                               Class I:
                                 Harry E. Petersen, Jr.
                                 Leo M. Walsh, Jr.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)

2.    Ratification or rejection of the
      selection of independent accountants
      (a vote "FOR" is a vote for ratification)     FOR         AGAINST           ABSTAIN


PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.